Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PLAINS ALL AMERICAN PIPELINE, L.P.
PAA ACQUISITION COMPANY LLC

and

PNGS GP LLC
PAA NATURAL GAS STORAGE, L.P.

Dated as of October 21, 2013

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2013 (this “Agreement”), is entered into by and among Plains All American Pipeline, L.P., a Delaware limited partnership (“PAA”), PAA Acquisition Company LLC, a Delaware limited liability company and wholly-owned subsidiary of PAA (“MergerCo” and, together with PAA, each a “Buyer Party” and collectively, the “Buyer Parties”), PAA Natural Gas Storage, L.P., a Delaware limited partnership (“MLP”), and PNGS GP LLC, a Delaware limited liability company and the general partner of MLP and wholly-owned subsidiary of PAA (“MLP GP”).

WITNESSETH:

WHEREAS, the MLP GP Conflicts Committee has approved this Agreement and the transactions contemplated hereby, including the Merger, (the “Merger Transactions”), and determined that this Agreement and the Merger Transactions, pursuant to which MLP will, subject to the terms and conditions set forth herein, merge with MergerCo, with MLP as the surviving entity (the “Merger”), such that, following the Merger, MLP GP will remain the sole general partner of MLP, and PAA will become the sole limited partner of MLP, are fair and reasonable to MLP and the MLP Unaffiliated Unitholders and in, or not opposed to, the best interests of the MLP and the MLP Unaffiliated Unitholders and the MLP GP Conflicts Committee has caused the MLP GP to approve this Agreement and the Merger Transactions;

WHEREAS, PAA, as the sole member of MergerCo, has approved this Agreement and the Merger Transactions;

WHEREAS, PAA has stated and confirmed to the MLP GP Conflicts Committee that the Buyer Parties are interested only in acquiring the MLP Common Units they do not already own and that they are not interested in disposing of their interest in MLP or MLP GP at this time; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1                          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“AAP” shall mean Plains AAP, L.P., a Delaware limited partnership and the sole member of PAA GP.

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than the Buyer Parties or their respective Subsidiaries relating to: (a) any direct or indirect acquisition of (i) more than 20% in value of the assets of MLP and its Subsidiaries, taken as a whole, (ii) more than 20% of the outstanding MLP Common Units or (iii) assets that generate more than 20% of the net revenues, net income or cash flow of MLP and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer that, if consummated, would result in any such Person beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act) more than 20% of the outstanding equity securities of MLP; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP, other than the Merger.

“Action” shall have the meaning set forth in Section 6.11(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein; provided that for purposes of this Agreement, the Buyer Parties and their respective Subsidiaries (excluding MLP, MLP GP and their respective Subsidiaries) shall not be Affiliates of MLP, MLP GP and their respective Subsidiaries, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Average Closing Price” shall mean, as of any date, the average of the closing sale prices of a PAA Common Unit as reported on the NYSE Composite Transactions Reporting System for the 10 consecutive NYSE full trading days (in which such PAA Common Units are traded on the NYSE) ending at the close of regular hours trading on the NYSE on the full trading day preceding such date.

“Book-Entry Units” shall have the meaning set forth in Section 3.2(a).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York, New York.

“Buyer Party” or “Buyer Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Certificate” shall have the meaning set forth in Section 3.2(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 6.11(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plan” shall mean any bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted or phantom unit or unit option plan, any employment or severance contract, any medical, dental, disability, health or life insurance plan, any other employee benefit or fringe benefit plan, contract or arrangement and any applicable “change of control” or similar provision in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including any “employee benefit plan” as defined in ERISA Section 3(3).

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3(a).

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(e).

“Expenses” shall have the meaning set forth in Section 8.2(e).

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator, in each case that has jurisdiction over PAA or MLP, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Indebtedness” of any Person shall mean, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than customary payment terms taken in the ordinary course of business); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; limited, however, to the lesser of (1) the amount of its liability or (2) the book value of such property; (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. generally accepted accounting principles that are applicable to the circumstances as of the date of this Agreement; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit; (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (h) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms; (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (j) indebtedness of others as described in clauses (a) through (i) above in any manner guaranteed by such Person or for which it is or may become contingently liable.

“Indemnification Expenses” shall have the meaning set forth in Section 6.11(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Indemnitees” shall have the meaning set forth in the MLP Partnership Agreement.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the directors or executive officers of such party or such party’s general partner or managing member, as applicable.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Letter of Transmittal” shall have the meaning set forth in Section 3.3(b).

“Material Adverse Effect” shall mean, with respect to MLP Parties or PAA, respectively, any event, condition, change, occurrence or development of a state of circumstances (each, an “Event”) that (a) is or would reasonably be expected to be material and adverse to the business, financial condition or operations of the MLP Parties and their Subsidiaries, taken as a whole, or PAA, the other Buyer Parties and its and their Subsidiaries, taken as a whole, respectively, or (b) prevent or materially impair or delay, (x) the ability of the MLP Parties or the Buyer Parties, respectively, to perform their respective obligations under this Agreement or (y) the consummation of the Merger and the other Merger Transactions; provided, however, that Material Adverse Effect shall not include (or Events resulting from) (i) general political, geopolitical, economic or market Events; (ii) Events in the industries in which the MLP Parties or the Buyer Parties, as the case may be, operate; (iii) adoption, promulgation, repeal, amendment, official interpretation, official reinterpretation or other change, or proposed adoption, promulgation, repeal, amendment or change, in applicable Law or any applicable accounting regulations or principles or the official interpretations thereof; (iv) earthquakes, hurricanes, floods or other natural disasters or acts of terrorism or war involving territory or facilities within the United States of America not directly damaging or impacting the MLP Parties and their Subsidiaries, taken as a whole, or the Buyer Parties and their Subsidiaries, taken as a whole, respectively; (v) changes in the market price or trading volume of MLP Common Units or PAA Common Units, respectively (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred); (vi) announcement or pendency of this Agreement, the Merger or the other transactions contemplated by this Agreement (including by reason of any communication by any of the Buyer Parties or any of their Affiliates regarding its or their plains or intentions with respect to the business of MLP, and including the impact thereof on relationship with customers, suppliers, distributors, partners or employees or others having relationships with MLP and its Subsidiaries); (vii) failure by MLP to meet public or internal revenue, earnings or other projections, (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred); or (viii) taking of any action required by this Agreement or with a Buyer Party’s express prior written consent or the failure to take any action prohibited by this Agreement; except that if the Event described in clauses (i), (ii), (iii) and (iv) (a “Clause i-iv Change”) occurs, then to the extent and only to the extent, relative to other participants of similar size in the relevant party’s industry generally, such Clause i-iv Change disproportionately impacts the business, financial condition or operations of MLP and its Subsidiaries, taken as a whole, or PAA and its Subsidiaries, taken as a whole.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(e).

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Merger Transactions” shall have the meaning set forth in the recitals to this Agreement.

“MLP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MLP Certificate of Limited Partnership” means the certificate of limited partnership of MLP as filed with the Secretary of State of the State of Delaware on January 15, 2010.

“MLP Change in Recommendation” shall have the meaning set forth in Section 6.2(a).

“MLP Common Units” shall mean the common units representing limited partner interests of MLP having the rights and obligations specified with respect to “Common Units” as set forth in the MLP Partnership Agreement.

“MLP GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MLP GP Board” shall mean the board of directors of MLP GP.

“MLP GP Certificate of Formation” shall mean the certificate of formation of MLP GP as filed with the Secretary of State of the State of Delaware on January 15, 2010.

“MLP GP Conflicts Committee” shall mean the Conflicts Committee of the MLP GP Board, as such Conflicts Committee is defined in the MLP Partnership Agreement.

“MLP GP Conflicts Committee Approval” shall have the meaning set forth in Section 5.1(d)(ii).

“MLP GP LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of MLP GP, dated as of May 5, 2010, as amended from time to time.

“MLP IDRs” shall mean the limited partner interests in MLP having the rights and obligations specified with respect to “Incentive Distribution Rights” in the MLP Partnership Agreement.

“MLP LTIP” shall mean the PAA Natural Gas Storage, L.P. 2010 Long Term Incentive Plan, as amended from time to time.

“MLP Material Contract” shall have the meaning set forth in Section 4.1(g).

“MLP Meeting” shall have the meaning set forth in Section 5.1(d)(ii).

“MLP Parties” shall mean MLP GP and MLP.

“MLP Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of MLP, dated as of August 16, 2010, as amended by that certain Amendment No. 1 thereto, effective as of February 2, 2012, and as further amended from time to time.

“MLP Phantom Units” shall have the meaning set forth in Section 3.1(g)(i)(i).

“MLP Recommendation” shall have the meaning set forth in Section 6.2(a).

“MLP SEC Documents” shall have the meaning set forth in Section 5.1.

“MLP Series A Subordinated Units” shall mean the limited partner interests in MLP having the rights and obligations specified with respect to “Series A Subordinated Units” in the MLP Partnership Agreement.

“MLP Series B Subordinated Units” shall mean the limited partner interests in MLP having the rights and obligations specified with respect to “Series B Subordinated Units” in the MLP Partnership Agreement.

“MLP Subordinated Units” means the MLP Series A Subordinated Units and the MLP Series B Subordinated Units, collectively.

“MLP Unaffiliated Unitholders” shall mean the MLP Unitholders excluding the Buyer Parties and their Affiliates.

“MLP Unitholder Approval” shall have the meaning set forth in Section 7.1.

“MLP Unitholders” shall mean the holders of outstanding MLP Common Units.

“New Common Units” shall have the meaning set forth in Section 3.1(e).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.2(b).

“NYSE” shall mean the New York Stock Exchange.

“Other Parties” shall mean, with respect to the MLP Parties, the Buyer Parties, and with respect to the Buyer Parties, the MLP Parties.

“PAA” shall have the meaning set forth in the introductory paragraph to this Agreement.

“PAA Board” shall mean the board of directors of Plains GP.

“PAA Certificate of Limited Partnership” shall mean the certificate of limited partnership of PAA as filed with the Secretary of State of the State of Delaware on September 17, 1998, as amended.

“PAA Common Units” shall mean the common units representing limited partner interests of PAA having the rights and obligations specified with respect to “Common Units” as set forth in the PAA Partnership Agreement.

“PAA GP” shall mean PAA GP LLC, a Delaware limited liability company and the sole general partner of PAA.

“PAA LTIP” shall mean collectively the Plains All American GP LLC 1998 Long-Term Incentive Plan, the Plains All American 2005 Long-Term Incentive Plan and the Plains All American PPX Successor Long-Term Incentive Plan (all of which have been, subject to approval of the Unitholders of PAA, amended and restated into the Plains All American 2013 Long-Term Incentive Plan), each as amended from time to time and including any successor or replacement plan or plans.

“PAA Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of PAA, dated as of May 17, 2012, as amended by that certain Amendment No. 1, dated as of October 1, 2012, and as further amended from time to time.

“PAA Phantom Units” shall have the meaning set forth in Section 3.1(g)(i)(i).

“PAA SEC Documents” shall have the meaning set forth in Section 5.2.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any group comprised of two or more of the foregoing.

“Plains GP” shall mean Plains All American GP LLC, a Delaware limited liability company and the general partner of AAP, which is the sole member of PAA GP, which is the general partner of PAA.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1(f).

“Registration Statement” shall have the meaning set forth in Section 5.1(f).

“Related Party” shall mean (a) MergerCo, in the case of PAA, and (b) MLP GP, in the case of MLP.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act; provided, however, that, for purposes of this Agreement, MLP GP, MLP and their respective Subsidiaries shall not be deemed to be Subsidiaries of PAA (unless otherwise specifically provided in this Agreement).

“Superior Proposal” shall mean a written Acquisition Proposal (except that reference to 20% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party to MLP or the MLP GP Board, for consideration, which the MLP GP Conflicts Committee believes in good faith to be bona fide and on terms and conditions which the MLP GP Conflicts Committee determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the MLP Unaffiliated Unitholders from a financial point of view than the Merger Transactions, after taking into consideration, among other things that the MLP GP Conflicts Committee deems relevant, (a) the identity of the Person making the Superior Proposal (including whether approval of the equity owners of such Person is required), and (b) any proposal by PAA to amend the terms of this Agreement pursuant to Section 6.2(b).

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” shall mean any Law relating to Taxes.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i)(i).

“Transaction Confidentiality Agreement” shall mean that certain confidentiality agreement between PAA and MLP dated as of September 12, 2013.

Section 1.2                                    Interpretation.  A reference to an Article, Section or Annex means an Article of, a Section in, or Annex to, this Agreement unless otherwise expressly stated.  Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural.  A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.  References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any annexes, exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it.  References to a Person or person shall be construed as a reference to such Person or person and its successors and permitted assigns.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER

Section 2.1                                    The Merger.

(a)                                 The Surviving Entity.  Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into MLP, the separate existence of MergerCo shall cease, and MLP shall survive and continue to exist as a Delaware limited partnership (MLP, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that, immediately following the Merger, MLP GP will continue to be the sole general partner of MLP, and PAA will be the sole limited partner of MLP.

(b)                                 Effectiveness and Effects of the Merger.  Subject to the satisfaction or, subject to the terms thereof, waiver of the conditions set forth in Article VII, the Merger shall become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by PAA and MLP and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c)                                  MLP Certificate of Limited Partnership and MLP Partnership Agreement.  At the Effective Time, the MLP Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law.  At the Effective Time, the MLP Partnership Agreement shall remain unchanged and shall be the limited partnership agreement of the Surviving Entity until duly amended in accordance with its terms and applicable Law.

(d)                                 Tax Treatment of the Transaction. The parties intend that for federal income tax purposes (and applicable state income or franchise tax purposes), the Merger will be treated as an “Assets-Over Form” merger within the meaning of the Treasury Regulations promulgated under Section 708 of the Internal Revenue Code of 1986, as amended (the “Code”) with PAA being treated as the continuing partnership and MLP being treated as the terminated partnership.  Accordingly, it is anticipated that no income or gain should be recognized by a holder of MLP Common Units as a result of the Merger, other than any gain resulting from (i) a decrease in a holder of MLP Common Units’ share of partnership liabilities pursuant to Section 752 of the Code or (ii) cash received in lieu of fractional PAA Common Units.

Section 2.2                                    Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger and the other Merger Transactions shall occur (the “Closing”) on (a) the first Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or, subject to the terms thereof, waived in accordance with the terms of this Agreement or (b) such other date to which PAA and MLP may agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing of the Merger Transactions shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760, at 9:00 a.m. local time on the Closing Date.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1                                    Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the MLP Parties or any holder of MLP Common Units:

(a)                                 All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be cancelled and no consideration received therefor.

(b)                                 The general partner interest in MLP issued and outstanding immediately prior to the Effective Time shall be unchanged and remain issued and outstanding in the Surviving Entity, and MLP GP, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the MLP Partnership Agreement.

(c)                                  The MLP IDRs outstanding immediately prior to the Effective Time, which are owned by MLP GP, shall be unchanged and remain outstanding as MLP IDRs of the Surviving Entity, and no consideration shall be delivered in respect thereof.

(d)                                 The MLP Subordinated Units outstanding immediately prior to the Effective Time, which are owned by PAA, shall be unchanged and remain issued and outstanding as MLP Subordinated Units of the Surviving Entity, and no consideration shall be delivered in respect thereof.

(e)                                  Except as described in clause (f) or (g) below, each MLP Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.445 of a PAA Common Unit (such ratio, the “Exchange Ratio,” and such amount of a PAA Common Unit, the “Merger Consideration”), which PAA Common Units shall be duly authorized and validly issued in accordance with applicable Laws, the PAA Certificate of Limited Partnership and the PAA Partnership Agreement, as applicable (such PAA Common Units described in this clause (e) shall be referred to herein as the “New Common Units”).

(f)                                   Notwithstanding anything to the contrary in this Agreement, all MLP Common Units owned by PAA or any of its Subsidiaries immediately prior to the Effective Time shall be unchanged and remain issued and outstanding as MLP Common Units of the Surviving Entity; such MLP Common Units will, immediately after the Effective Time, constitute all of the issued and outstanding MLP Common Units of the Surviving Entity, and, thereby, PAA shall continue as a limited partner in the Surviving Entity and become the sole limited partner of the Surviving Entity.  At the Effective Time, the books and records of MLP shall be revised to reflect that all other limited partners of MLP cease to be limited partners of MLP pursuant to the terms of this Agreement, and MLP shall continue without dissolution.

(g)                                  Notwithstanding anything to the contrary in this Agreement:

(i)                                     At the Effective Time, each award of phantom units representing the right to receive MLP Common Units (collectively, the “MLP Phantom Units”) issued under the MLP LTIP and outstanding immediately prior to the Effective Time shall be converted into an award of phantom units representing the right to receive PAA Common Units (“PAA Phantom Units”), with the number of PAA Phantom Units subject to each such converted award of MLP Phantom Units to be determined based on the Exchange Ratio, rounded down to the nearest whole PAA Phantom Unit, and with such other equitable adjustments to the vesting and performance conditions associated with such awards as shall be determined by the MLP GP Board or Plains GP, as applicable, in accordance with the terms of the MLP LTIP and the award agreements evidencing the MLP Phantom Units.  The agreements between MLP and MLP GP and each such award holder regarding such MLP Phantom Units shall be assumed by PAA and Plains GP, as applicable, and such awards, as converted pursuant to this Section 3.1(g)(i)(i), shall continue to be governed, on and after the Effective Time, by the terms and conditions of such agreements (subject to the adjustments required or permitted by this Section 3.1(g)(i)(i) after giving effect to the Merger) and either by the MLP LTIP as adopted by PAA or Plains GP pursuant to Section 6.16(a) or by the PAA LTIP pursuant to Section 6.16(c).  Except to the extent provided in Section 3.1(g)(ii) below, as of the Effective Time, such MLP Phantom Units shall cease to represent the right to receive MLP Common Units.

(ii)                                  To the extent applicable, holders of MLP Phantom Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between MLP and/or MLP GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such MLP Phantom Units with a record date occurring prior to the Effective Time that may have been declared or made by MLP with respect to MLP Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time.  Such distributions shall be paid on the payment date set therefor to such holders of MLP Phantom Units.

(iii)                               Any cash amounts due pursuant to this Section 3.1(g) shall be paid or delivered less all applicable deductions and withholdings required by applicable law to be withheld in respect of such amounts.

(h)                                 From and after the Effective Time, except for the right to receive the Merger Consideration and any cash payable pursuant to Section 3.3(c) upon compliance with Section 3.3(b) or Section 3.3(h), holders of MLP Common Units will not be and will not have any rights as,  holders of New Common Units (including any rights to vote, or any rights to receive distributions on, any New Common Units), until such time that such holders have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or has otherwise complied with Section 3.3(h).

Section 3.2                                    Rights As Unitholders; Unit Transfers.

(a)                                 At the Effective Time, each holder of a certificate representing MLP Common Units (a “Certificate”) and each holder of non-certificated MLP Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of MLP and cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(e), and (iii) any cash amounts payable in accordance with Section 3.3(c) following such unitholder’s compliance with Section 3.3(b) or Section 3.3(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of any holder of MLP Phantom Units shall be as set forth in Section 3.1(g), and (ii) PAA and its Subsidiaries shall be as set forth in Section 3.1(f).

(b)                                 In addition, to the extent applicable, (i) holders of MLP Common Units and MLP Subordinated Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such MLP Common Units and MLP Subordinated Units with a record date occurring prior to the Effective Time that may have been declared or made by MLP with respect to such MLP Common Units and MLP Subordinated Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time and (ii) MLP GP, as the holder of the general partner interest in MLP and the MLP IDRs immediately prior to the Effective Time, shall have continued rights to any distribution, without interest, with respect to such general partner interest in MLP and the MLP IDRs with a record date occurring prior to the Effective Time that may have been declared or made by MLP with respect to such general partner interest in MLP and the MLP IDRs in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time.  Such distributions by MLP are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders of MLP Common Units and such holder of the general partner interest in MLP and the MLP IDRs, as applicable.

(c)                                  At the Effective Time, the unit transfer books of MLP shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of MLP with respect to MLP Common Units, except for MLP Common Units owned by PAA.

Section 3.3                                    Exchange of Certificates.

(a)                                 Exchange Agent.  Prior to the Effective Time, PAA shall appoint a commercial bank or trust company reasonably acceptable to MLP to act as exchange agent hereunder for the purpose of exchanging MLP Common Units for New Common Units and cash as required by this Article III (the “Exchange Agent”). At the Effective Time, PAA shall deposit with the Exchange Agent for the benefit of the holders of the applicable MLP Common Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III.  PAA agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(e), in each case without interest.  Any cash (including as payment for any fractional New Common Units in accordance with Section 3.3(e) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) and New Common Units deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for MLP Common Units pursuant to this Agreement out of the Exchange Fund.  Except as contemplated by Sections 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b)                                 Exchange Procedures.  Promptly after the Effective Time, PAA shall instruct the Exchange Agent to mail to each record holder of MLP Common Units as of the Effective Time (other than (x) holders of MLP Phantom Units and (y) MLP and its Subsidiaries and PAA and its Subsidiaries) (i) a letter of transmittal (which shall specify that, in respect of certificated MLP Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by PAA and MLP prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by PAA and MLP prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of MLP Common Units represented by such Certificates or Book-Entry Units, as applicable.  Promptly after the Effective

Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held MLP Common Units immediately prior to the Effective Time (other than (x) holders of MLP Phantom Units and (y) MLP and its Subsidiaries and PAA and its Subsidiaries) shall be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all MLP Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(e) and PAA distributions pursuant to Section 3.3(c).  No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, or any PAA distributions payable pursuant to Section 3.3(c).  In the event of a transfer of ownership of MLP Common Units that has not been registered in the transfer records of MLP, the Merger Consideration payable in respect of such MLP Common Units may be paid to a transferee, if the Certificate representing such MLP Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and, in the case of both certificated and book-entry MLP Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such MLP Common Units or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.  Until such required documentation has been delivered and Certificates, if any, or Book-Entry Units have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of MLP Common Units, any cash amounts payable in lieu of fractional New Common Units, distributions pursuant to Section 3.3(c), and (without the necessity of such surrender) any cash or MLP distributions to which such holder is entitled pursuant to Section 3.2(b).

(c)                                  Distributions with Respect to Unexchanged MLP Common Units.  No distributions declared or made with respect to PAA Common Units with a record date after the Effective Time shall be paid to the holder of any MLP Common Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or otherwise complied with Section 3.3(h).  Subject to applicable Law, following compliance with the requirements of Section 3.3(b) or Section 3.3(h), there shall be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(e) and an amount in cash equal to any PAA distributions with a record date after the Effective Time and a payment date prior to such compliance with Section 3.3(b) or Section 3.3(h), payable with respect to such PAA Common Units, and (ii) on the appropriate payment date with respect thereto, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such New Common Units.

(d)                                 Further Rights in MLP Common Units.  The Merger Consideration issued upon conversion of an MLP Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c) or Section 3.3(e)) and any declared distributions to be paid on MLP Common Units as described in Section 3.2(b) shall be deemed to have been issued in full satisfaction of all rights pertaining to such MLP Common Unit.

(e)                                  Fractional New Common Units.  No certificates or scrip representing fractional New Common Units or book entry credit of the same shall be issued, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units.  Notwithstanding any other provision of this Agreement, each holder of MLP Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all MLP Common Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify PAA, and PAA shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund constituting New Common Units or cash that remains undistributed to the holders of MLP Common Units after 180 days following the Effective Time shall be delivered to PAA if and when demanded by PAA and, from and after such delivery, any former holders of MLP Common Units who have not theretofore complied with this Article III shall thereafter look only to the Buyer Parties for the Merger Consideration payable in respect of such MLP Common Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(e), or any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c) following compliance with Section 3.3(b) or Section 3.3(h), in each case, without any interest thereon.  Any amounts remaining unclaimed by holders of MLP Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, be held by PAA and be subject to applicable escheat, abandoned property or similar laws.

(g)                                  No Liability.  To the fullest extent permitted by Law, none of the Buyer Parties, the MLP Parties, the Surviving Entity or their respective Representatives shall be liable to any holder of MLP Common Units for any PAA Common Units (or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by PAA, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay the Merger Consideration payable in respect of MLP Common Units represented by such Certificate and any payments to which the holders thereof are entitled pursuant to Section 3.3(c) or Section 3.3(e).

(i)                                     Withholding.  The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MLP Common Units such amounts as the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that the Exchange Agent shall provide reasonable notice to the applicable holders of MLP Common Units prior to withholding any amounts pursuant to this Section 3.3(i)(i).  To the extent that amounts are so deducted and withheld by the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MLP Common Units in respect of whom such deduction and withholding was made by the Exchange Agent.

(j)                                    Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of PAA.  All New Common Units to be issued in the Merger shall be issued in book-entry form, without physical certificates.  Upon the issuance of New Common Units to the holders of MLP Common Units in accordance with this Section 3.3 following compliance with Section 3.3(b) or Section 3.3(h), and compliance by such holders with the requirements of the PAA Partnership Agreement, which requirements may be satisfied by each holder of MLP Common Units by the execution and delivery by such holder of a completed and executed Letter of Transmittal, the PAA GP shall be deemed to have automatically consented to the admission of such holder as a limited partner of PAA in respect of its New Common Units and shall reflect such admission in the books and records of PAA.

(k)                                 Investment of the Exchange Fund.  PAA shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by PAA on a daily basis, in PAA’s sole discretion; provided, however, that (x) any investment of such Exchange Fund shall be limited to direct short term obligations of, or short term obligations fully guaranteed as to principal and interest by, the U.S. government, and (y) no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to MLP Unitholders pursuant to the other provisions of this Section 3.3.  Any interest and other income resulting from such investments shall be paid promptly to PAA.

Section 3.4                                    Anti-Dilution Provisions.  In the event of any subdivisions, reclassifications, recapitalizations, splits, unit distributions, combinations or exchanges with respect to, or Rights in respect of, MLP Common Units (as permitted pursuant to Section 4.1(c)) or PAA Common Units, the Exchange Ratio, the Merger Consideration and the number of New Common Units to be issued in the Merger will be correspondingly adjusted to provide to the holders of MLP Common Units the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV
ACTIONS PENDING MERGER

Section 4.1                                    Conduct of Business by MLP and MLP GP.  Except for actions (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law, or (c) taken with the prior written consent of PAA (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, MLP and MLP GP shall not, and shall cause each of their respective Subsidiaries not to, and PAA shall not cause MLP or MLP GP to:

(a)                                 Conduct its business and the business of its Subsidiaries other than in the ordinary course, except as would not reasonably be expected to have a Material Adverse Effect with respect to MLP.

(b)                                 (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement) or any additional Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional equity interests to become subject to new grants of restricted units, phantom units, unit options, unit appreciation rights or similar equity-based employee Rights, in each case which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement and except under Compensation and Benefit Plans in effect on the date hereof.

(c)                                  Split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests.

(d)                                 Merge, consolidate or enter into any other business combination transaction or agreement with any person or make any acquisition or disposition that would materially delay the consummation of the Merger Transactions.

(e)                                  Make or declare dividends or distributions (i) to the holders of MLP Common Units that are special or extraordinary distributions other than such distributions as are consistent with past practice and made pursuant to applicable approvals of the MLP Board or (ii) to the holders of any other units of or interests in MLP, in each case other than distributions required under the MLP Partnership Agreement as in effect on the date hereof or which constitute regularly quarterly cash distributions to such MLP unitholders substantially consistent with past practice.

(f)                                   Amend in any material respect the MLP Partnership Agreement or the MLP GP LLC Agreement, in each case as in effect on the date of this Agreement.

(g)                                  Enter into any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (an “MLP Material Contract”), except as would not have a Material Adverse Effect with respect to MLP.

(h)                                 Modify, amend, terminate or assign, or waive or assign any rights under, any MLP Material Contract in a manner which would have a Material Adverse Effect with respect to MLP.

(i)                                     Waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, that (i) is material to MLP and its Subsidiaries, taken as a whole, or (ii) is a claim, action or proceeding relating to the Merger Transactions or this Agreement.

(j)                                    Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles.

(k)                                 (i) Change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.

(l)                                     Other than in the ordinary course of business, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, or (ii) create any Lien on its property or the property of its Subsidiaries to secure Indebtedness.

(m)                             Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

(n)                                 Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement.

(o)                                 Agree or commit to do anything prohibited by clauses (a) through (n) of this Section 4.1.

Section 4.2                                    Conduct of Business by the Buyer Parties.  Except for actions (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law, or (c) taken with the prior written consent of the MLP GP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, the Buyer Parties shall not, and shall cause each of their respective Subsidiaries not to:

(a)                                 Conduct its business and the business of its Subsidiaries other than in the ordinary course except as would not reasonably be expected to have a Material Adverse Effect with respect to PAA.

(b)                                 Merge, consolidate or enter into any other business combination transaction or agreement with any person or make any acquisition or disposition that would materially delay the consummation of the Merger Transactions.

(c)                                  Make or declare dividends or distributions (i) to the holders of PAA Common Units that are special or extraordinary distributions other than such distributions as are consistent with past practice made pursuant to applicable approvals of the PAA Board or (ii) to the holders of any other units of or interests in PAA, other than distributions required under the PAA Partnership Agreement as in effect on the date hereof or which constitute regularly quarterly cash distributions to such PAA unitholders substantially consistent with past practice.

(d)                                 Amend in any material respect, the PAA Partnership Agreement as in effect on the date of this Agreement.

(e)                                  Enter into any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC)(a “PAA Material Contract”), except as would not have a Material Adverse Effect with respect to PAA.

(f)                                   Modify, amend, terminate or assign, or waive or assign any rights under, any PAA Material Contract in a manner which would have a Material Adverse Effect with respect to PAA.

(g)                                  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles.

(h)                                 Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

(i)                                     Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties or any representations and warranties of MLP GP or MLP set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement.

(j)                                    Sell, transfer or otherwise dispose of, or acquire, any MLP Common Units, MLP general partner interests or other interests in MLP.

(k)                                 Agree or commit to do anything prohibited by clauses (a) through (j) of this Section 4.2.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1                                    Representations and Warranties of MLP Parties.  Except as set forth in MLP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and all other reports, registration statements, information statements, forms or other documents filed by MLP or any of its Subsidiaries subsequent to December 31, 2012 under the Securities Act, or under the Exchange Act, in the form filed with the SEC (collectively, “MLP SEC Documents”) prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the MLP Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to the Buyer Parties, as follows:

(a)                                 Organization, General Authority and Standing.  Each MLP Party is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Each MLP Party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to MLP.

(b)                                 Capitalization.

(i)                                     As of September 15, 2013:

(A)                               there were 11,934,351 MLP Series A Subordinated Units of MLP issued and outstanding;

(B)                               there were 13,500,000 MLP Series B Subordinated Units of MLP issued and outstanding;

(C)                               there were 61,158,699 MLP Common Units issued and outstanding;

(D)                               there were 1,003,425 MLP Phantom Units and tandem distribution equivalent rights issued and outstanding pursuant to the MLP LTIP, which MLP Phantom Units are convertible into 865,000 MLP Common Units, in the aggregate; and

(E)                                except as set forth in this Section 5.1(b)(i)(i) and Section 5.1(b)(ii), there are no other interests in MLP issued or outstanding.

(ii)                                  Each of the limited partner and general partner interests described in clause (i)(A) through (i)(D) above has been duly authorized and validly issued in accordance with applicable Laws and the partnership agreement of MLP in effect at the time of such issuance, and is fully paid (to the extent required under the MLP Partnership Agreement) and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA).  Such limited partner interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on MLP.  MLP GP is the sole general partner of MLP, owning all of the outstanding 2% general partner interest in MLP.  MLP GP owns all of the outstanding MLP IDRs.

(iii)                               As of the date hereof, except as set forth above in Section 5.1(b)(i)(i) and except for (A) MLP Common Units authorized for issuance in respect of the conversion of the Subordinated MLP Units, (B) MLP Common Units authorized for issuance upon conversion of MLP Phantom Units under the MLP LTIP, (C) MLP Common Units authorized for issuance upon MLP GP’s exercise of its rights pursuant to the MLP IDRs, and (D) equity securities owned by MLP GP or MLP in Subsidiaries of MLP GP or MLP, (1) there are no partnership interests, limited liability company interests or other equity securities of MLP or any of its Subsidiaries issued or authorized and reserved for issuance, (2) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any MLP Party or any of their respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of such MLP Party or such Subsidiary of an MLP Party or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (3) there are no contractual obligations of any MLP Party or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (2) of this sentence.

(c)                                  Equity Interests in other Entities.  Other than ownership of its Subsidiaries, MLP does not own beneficially, directly or indirectly, any equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind.  MLP owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

(d)                                 Power, Authority and Approvals of Transactions; Special Approval and Recommendations.

(i)                                     Each of the MLP Parties has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the MLP Unitholder Approval, to consummate the Merger Transactions.  Subject to the MLP Unitholder Approval, this Agreement and the Merger Transactions have been authorized by all necessary limited partnership or limited liability company, as applicable, action by each of the MLP Parties.  This Agreement has been duly executed and delivered by each of the MLP Parties and constitutes a valid and binding agreement of such parties (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii)                                  The MLP GP Board has authorized the MLP GP Conflicts Committee to, among other things, (A) review and evaluate the terms and conditions of this Agreement and the Merger Transactions on behalf of MLP GP, MLP and the MLP Unaffiliated Unitholders, (B) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of this Agreement and the Merger Transactions, (C) determine whether or not to grant “Special Approval” (as defined in the MLP Partnership

Agreement) of this Agreement and the Merger Transactions; it being understood that the MLP GP Conflicts Committee has the full power and authority of the MLP GP Board, acting for and on behalf of the MLP GP, to approve or not approve this Agreement or the Merger Transactions without the necessity of additional approval of the full MLP GP Board, (D) make any recommendation to the MLP Unaffiliated Unitholders regarding what action, if any, should be taken by the MLP Unaffiliated Unitholders with respect to this Agreement and the Merger Transactions and (E) if applicable and as appropriate, to exercise the full authority of the MLP GP Board with respect to the approval of this Agreement and the Merger Transactions, including the authorization of the execution and delivery of any documents, instruments or agreements with respect thereto.  The MLP GP Conflicts Committee has approved and declared the advisability of entering into this Agreement and the Merger Transactions and has determined that this Agreement and the Merger Transactions are fair and reasonable to and in, or not opposed to, the best interests of the MLP Unaffiliated Unitholders and MLP (the “MLP GP Conflicts Committee Approval”).  Such action by the MLP GP Conflicts Committee constituted “Special Approval” (as defined in the MLP Partnership Agreement) of this Agreement and the Merger Transactions under the MLP Partnership Agreement.  The MLP GP Conflicts Committee has caused the MLP GP to approve this Agreement and the Merger Transactions and has directed that this Agreement be submitted to the MLP Unitholders at a meeting of such holders (including any adjournment or postponement thereof, the “MLP Meeting”) for the purpose of approving this Agreement and the Merger Transactions, and the MLP GP Conflicts Committee has recommended that the holders of MLP Common Units vote in favor of this Agreement and the Merger Transactions at the MLP Meeting.

(e)                                  No Violations or Defaults.  Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.1(f) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the MLP Parties do not and will not (i) except as would not reasonably be expected to have a Material Adverse Effect with respect to MLP, (A) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the MLP Parties or any of their respective Subsidiaries, or (B) result in the creation of any Lien on any of the assets of the MLP Parties or any of their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the MLP Partnership Agreement, the MLP Certificate of Limited Partnership, the MLP GP LLC Agreement or the MLP GP Certificate of Formation, or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(f)                                   Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the MLP Parties of this Agreement or (ii) the consummation by the MLP Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of a proxy statement relating to the matters to be submitted to the MLP Unitholders at the MLP Meeting and a registration statement on Form S-4 with respect to the issuance by PAA of New Common Units in connection with the Merger (such registration statement and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in such Registration Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Units in connection with the Merger pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLP.

(g)                                  No Brokers.  No action has been taken by the MLP Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to Evercore Group L.L.C.

(h)                                 MLP Fairness Opinion.  At the meeting at which the MLP GP Conflicts Committee approved this Agreement, Evercore Group L.L.C. delivered to the MLP GP Conflicts Committee its oral opinion (to be confirmed in writing) to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair, from a financial point of view, to the MLP Unaffiliated Unitholders.

(i)                                     No Material Adverse Effect.  Since December 31, 2012 to the date of this Agreement, there has not been a Material Adverse Effect with respect to MLP.

(j)                                    Investigation; No Other Representations and Warranties.

(i)                                     Each of the MLP Parties has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of PAA and its Subsidiaries and acknowledges that each of the MLP Parties has been provided access for such purposes.  In entering into this Agreement, each of the MLP Parties has relied solely upon its independent investigation and analysis of PAA and its Subsidiaries, and each of the MLP Parties acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by PAA, any of its Subsidiaries, or any of their respective Affiliates or Representatives, that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.  Each of the MLP Parties acknowledges and agrees that, to the fullest extent permitted by applicable Law, PAA and its Subsidiaries, and their respective Affiliates or Representatives, shall have no liability or responsibility whatsoever to the MLP Parties or their respective Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to the MLP Parties or its Affiliates or Representatives, except for the representations and warranties of the Buyer Parties expressly set forth in Section 5.2 (subject to the qualifications set forth therein).

(ii)                                  The MLP Parties each acknowledge and agree that, except for the representations and warranties expressly set forth in Section 5.2 (subject to the qualifications set forth therein) (i) the Buyer Parties do not make, and have not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Merger, (ii) no person has been authorized by any Buyer Party to make any representation or warranty relating to any Buyer Party or its Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the MLP Parties as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the MLP Parties or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Section 5.2 of this Agreement.

Section 5.2                                    Representations and Warranties of Buyer Parties.  Except as set forth in PAA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and all other reports, registration statements, information statements, forms or other documents filed by PAA or any of its Subsidiaries subsequent to December 31, 2012 under the Securities Act, or under the Exchange Act, in the form filed with the SEC (collectively, “PAA SEC Documents”) prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the Buyer Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to MLP, as follows:

(a)                                 Organization, General Authority and Standing.  Each of the Buyer Parties is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Each Buyer Party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to PAA.

(b)                                 Capitalization.

(i)                                     As of September 15, 2013:

(A)                               there were 342,950,166 PAA Common Units issued and outstanding;

(B)                               there were 5,375,400 PAA Phantom Units issued and outstanding pursuant to the PAA LTIP, which PAA Phantom Units were convertible into 4,278,301 PAA Common Units, in the aggregate; and

(C)                               except as set forth in this Section 5.2(b)(i)(i) and Section 5.2(b)(ii), there were no other equity interests in PAA issued or outstanding.

(ii)                                  Each of the limited partner interests described in clause (i)(A) through (i)(B) above has been duly authorized and validly issued in accordance with applicable Laws and the PAA Partnership Agreement, and is fully paid (to the extent required under the PAA Partnership Agreement) and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA).  Such limited partner interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on PAA.  PAA GP is the sole general partner of PAA, owning all of the outstanding 2% general partner interest in PAA.  AAP owns all of the outstanding incentive distribution rights of PAA.

(iii)                               The New Common Units to be issued in accordance with this Agreement have been duly authorized and, when issued, will be fully paid (to the extent required under the PAA Partnership Agreement) and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA).

(iv)                              As of the date hereof, except for (x) PAA Common Units authorized for issuance upon conversion of PAA Phantom Units under the PAA LTIP, (y) equity securities owned by PAA or Plains GP in Subsidiaries of PAA or Plains GP and (z) PAA Common Units and other equity securities authorized or reserved for issuance pursuant to effective registration statements as of the date hereof that have been filed by PAA or its Subsidiaries with the SEC, (A) there are no partnership interests, limited liability company interests or other equity securities of any Buyer Party or any of their Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Buyer Party or any of their respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of such Buyer Party or such Subsidiary of a Buyer Party or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of any Buyer Party or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c)                                  Power, Authority and Approvals of Transactions.  Each of the Buyer Parties has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger Transactions.  This Agreement and the Merger Transactions have been authorized by all necessary limited partnership or limited liability company action by the Buyer Parties.  This Agreement has been duly executed and delivered by each Buyer Party and constitutes a valid and binding agreement of each Buyer Party (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against each such Buyer Party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(d)                                 No Violations or Defaults.  Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(e) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the Buyer Parties do not and will not (i) except as would not reasonably be expected to have a Material Adverse Effect with respect to the Buyer Parties, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which PAA or any of its Subsidiaries is a party or by which PAA or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Buyer Parties or any of their respective Subsidiaries or (z) result in the creation of any Lien on any of the assets of the Buyer Parties or their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the organizational documents of any Buyer Party, or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(e)                                  Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the Buyer Parties of this Agreement or (ii) the consummation by the Buyer Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Units pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to PAA.

(f)                                   Financial Reports and the PAA SEC Documents.  The PAA SEC Documents, as of their respective dates, (i) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The historical financial statements of PAA and its consolidated subsidiaries contained in or incorporated by reference into any such PAA SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(g)                                  Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in PAA’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the financial statements (or notes thereto) included in subsequent PAA SEC Documents filed by PAA prior to the date hereof, neither PAA nor any of its consolidated subsidiaries had at December 31, 2012, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of PAA included in the PAA SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2012 in the ordinary course of business or (C) relate to this Agreement, the Merger Transactions or the proposal of PAA with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PAA or (B) that have been discharged or paid in full prior to the date hereof.  Notwithstanding anything to the contrary herein, PAA makes no representation or warranty with respect to any liability or obligation of MLP or any of its Subsidiaries.

(h)                                 Compliance with Law.  PAA and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PAA.  Since December 31, 2012, neither PAA nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PAA.

(i)                                     Material Contracts.

(i)                                     Except for this Agreement, as of the date hereof, neither PAA nor any of its Subsidiaries is a party to or bound by any PAA Material Contract that is required to be filed as an exhibit to the PAA SEC Documents that has not been so filed.

(ii)                                  Except as would not reasonably be expected to have a Material Adverse Effect on PAA, each PAA Material Contract is valid and binding and in full force and effect,  (A) no event or condition exists which constitutes a default on the part of PAA or any of its Subsidiaries under any such PAA Material Contract, and (B) to the Knowledge of PAA, no other party to such PAA Material Contract is in default in any respect thereunder.

(j)                                    Operations of MergerCo.  MergerCo was formed solely for the purpose of engaging in the Merger Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Merger Transactions.

(k)                                 No Brokers.  No action has been taken by the Buyer Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions.

(l)                                     Ownership of MLP Common Units.  As of September 15, 2013, PAA owns (i) 28,155,526 MLP Common Units, which represent all MLP Common Units held by any Buyer Party or any of its respective Subsidiaries or MLP GP, (ii) 11,934,351 MLP Subordinated Series A Units and (iii) 13,500,000 MLP Series B Subordinated Units.

(m)                             No Material Adverse Effect.  Since December 31, 2012 to the date of this Agreement, there has not been a Material Adverse Effect with respect to PAA.

(n)                                 Investigation; No Other Representations and Warranties.

(i)                                     Each of the Buyer Parties has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of MLP, MLP GP and their Subsidiaries and acknowledges that each of the Buyer Parties has been provided access for such purposes.  In entering into this Agreement, each of the Buyer Parties has relied solely upon its independent investigation and analysis of MLP, MLP GP and their Subsidiaries, and each of the Buyer Parties acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by MLP, MLP GP, any of their Subsidiaries, or any of their respective Affiliates or Representatives, that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.  Each of the Buyer Parties acknowledges and agrees that, to the fullest extent permitted by applicable Law, MLP, MLP GP and their Subsidiaries, and their respective Affiliates or Representatives, shall have no liability or responsibility whatsoever to the Buyer Parties or their respective Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this

Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to the Buyer Parties or their respective Affiliates or Representatives, except for the representations and warranties of the MLP Parties expressly set forth in Section 5.1 (subject to the qualifications set forth therein).

(ii)                                  The Buyer Parties each acknowledge and agree that, except for the representations and warranties expressly set forth in Section 5.1 (subject to the qualifications set forth therein) (i) the MLP Parties do not make, and have not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Merger, (ii) no person has been authorized by MLP or MLP GP to make any representation or warranty relating to any MLP Party or its Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Buyer Parties as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Buyer Parties or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Section 5.1 of this Agreement.

ARTICLE VI
COVENANTS

The MLP Parties hereby covenant to and agree with PAA, and the Buyer Parties hereby covenant to and agree with MLP, that:

Section 6.1                                    Efforts.  Subject to the terms and conditions of this Agreement, such parties shall use their commercially reasonable efforts in good faith (subject to, and in accordance with, applicable Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions, including (a) using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger Transactions and (b) using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger Transactions or seeking material damages. Each of such parties shall (x) cooperate fully with the Other Parties hereto to that end and (y) furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the Merger Transactions.

Section 6.2                                    Unitholder Approval.

(a)                                 Subject to the terms and conditions of this Agreement, and except as permitted by Section 6.2(b), MLP shall take, in accordance with applicable Law, applicable stock exchange rules and the MLP Partnership Agreement, all action necessary to call, hold and convene the

MLP Meeting to consider and vote upon the approval of this Agreement and the Merger Transactions, as promptly as practicable after the Registration Statement is declared effective.  Subject to Section 6.2(b), the MLP GP Conflicts Committee shall recommend approval of this Agreement and the Merger Transactions to the holders of MLP Common Units (the “MLP Recommendation”), and MLP shall take all reasonable lawful action to solicit such approval by the holders of MLP Common Units.  Except as provided in Section 6.2(b), neither the MLP GP Conflicts Committee nor the MLP GP Board shall (A) withdraw, modify or qualify in any manner adverse to PAA the MLP Recommendation or (B) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in this sentence being referred to as an “MLP Change in Recommendation”).  None of MLP GP, MLP or any of their Subsidiaries shall execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any Acquisition Proposal.

(b)                                 Notwithstanding Section 6.2(a), at any time prior to obtaining the MLP Unitholder Approval, the MLP GP Conflicts Committee or the MLP GP Board may make an MLP Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make an MLP Change in Recommendation would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law; provided, however, that neither the MLP GP Conflicts Committee nor the MLP GP Board shall be entitled to exercise its right to make an MLP Change in Recommendation unless (i) MLP has provided to PAA three Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising PAA that the MLP GP Conflicts Committee or the MLP GP Board intends to take such action, specifying the reasons therefor in reasonable detail and if such action is in response to any Acquisition Proposal, such Acquisition Proposal is not the result of a material breach of Section 6.6 and the Notice of Proposed Recommendation Change specifies the material terms and conditions of such Acquisition Proposal, the identity of the Person making such Acquisition Proposal and affirmatively states that the MLP GP Conflicts Committee has determined that such proposal constitutes a Superior Proposal, (ii) each of MLP and the MLP GP Conflicts Committee has negotiated, and has used its commercially reasonable efforts to cause its Representatives to negotiate, in good faith with PAA during such notice period to enable PAA to revise the terms of this Agreement such that it would obviate the need for making the MLP Change in Recommendation, and (iii) following the end of such notice period, the MLP GP Conflicts Committee shall have considered in good faith any changes to this Agreement proposed by PAA and shall have determined that the failure to make an MLP Change in Recommendation would continue to be inconsistent with its duties under the MLP Partnership Agreement or applicable Law even if such revisions proposed by PAA were to be given effect.  Any MLP Change in Recommendation shall not invalidate the approval (or “Special Approval” as defined in the MLP Partnership Agreement) of this Agreement or any other approval of the MLP GP Conflicts Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

(c)                                  Notwithstanding anything to the contrary in this Agreement, if there occurs an MLP Change in Recommendation in accordance with this Agreement, MLP and MLP GP shall, upon request of the MLP GP Conflicts Committee, (i) no longer call, hold or convene the MLP

Meeting to consider and vote upon the approval of this Agreement and the Merger Transactions, and (ii) cancel any previously called MLP Meeting.

(d)                                 Nothing contained in this Agreement shall prevent MLP, MLP GP, the MLP GP Board or the MLP GP Conflicts Committee from taking and disclosing to the holders of MLP Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to holders of MLP Common Units) or from making any legally required disclosure to holders of MLP Common Units. Any “stop-look-and-listen” communication by MLP, MLP GP, the MLP GP Board, or the MLP GP Conflicts Committee to the limited partners of MLP pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the holders of MLP Common Units) shall not be considered an MLP Change in Recommendation or a withdrawal, modification or change in any manner adverse to PAA of all or a portion of the MLP GP Conflicts Committee Approval.

Section 6.3                                    Registration Statement.

(a)                                 Each of the Buyer Parties and the MLP Parties agrees to cooperate in the preparation of the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) to be filed by PAA with the SEC in connection with the issuance of the New Common Units in the Merger as contemplated by this Agreement.  PAA agrees to file the Registration Statement with the SEC as promptly as reasonably practicable.  Each of MLP and PAA agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof.  PAA also agrees to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Merger Transactions.  Each of PAA and MLP agrees to furnish to the other party all information concerning PAA and its Subsidiaries or MLP, MLP GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of PAA and MLP and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by PAA, and no filing of the Proxy Statement/Prospectus will made by PAA or MLP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b)                                 Each of the MLP Parties and PAA agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of MLP Common Units and at the time of the MLP Meeting, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the MLP Parties and Buyer Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the Other Parties thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus.  No amendment or supplement to the Registration Statement will be made by PAA, and no amendment or supplement to the Proxy Statement/Prospectus will made by PAA or MLP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(c)                                  PAA will advise MLP, promptly after PAA receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of the New Common Units for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement/Prospectus or for additional information.

(d)                                 MLP will use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the MLP Unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4                                    Press Releases.  Prior to an MLP Change in Recommendation, if any, neither MLP nor PAA shall, without the prior approval of (a) the MLP GP Conflicts Committee, in the case of PAA, and (b) PAA, in the case of MLP, issue any press release or written statement for general circulation relating to the Merger Transactions, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5                                    Access; Information.

(a)                                 Subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to furnish promptly to such Person and its Representatives a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that PAA or MLP or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law).  Notwithstanding the foregoing, neither MLP nor PAA nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege (or other applicable privilege or immunity) of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)                                 PAA and MLP, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the Merger Transactions or (ii) the matters contemplated by Section 6.2 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the Merger Transactions.

Section 6.6                                    Acquisition Proposals.

(a)                                 MLP GP and MLP shall, and they shall cause the Subsidiaries and Representatives of MLP GP and MLP to, immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to or that may reasonably be expected to lead to, an Acquisition Proposal.

(b)                                 Neither MLP GP nor MLP shall, and they shall use their commercially reasonable efforts to cause the Subsidiaries and Representatives of MLP GP and MLP not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) furnish to any Person any non-public information or data relating to MLP or any of its Subsidiaries.  Notwithstanding the foregoing, at any time prior to obtaining MLP Unitholder Approval, the MLP GP Conflicts Committee may take the actions described in clauses (ii) and (iii) of this Section 6.6(b) with respect to any Person that makes a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.6(b), if (A) the MLP GP Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law, and (B) prior to furnishing any such non-public information to such Person, MLP receives from such Person an executed confidentiality agreement with reasonable customary terms as to the treatment of confidential information.  MLP GP and MLP shall, as promptly as practicable (and in any event within 48 hours), advise PAA in writing of any Acquisition Proposal received from any third Person, including the identity of such third Person, or any request for discussions or negotiations with respect to any Acquisition Proposal, and the material terms of such Acquisition Proposal or request, as well as the identity of the Person making such proposal or request.  MLP GP and MLP shall, as promptly as practicable (and in all events within 48 hours), provide to PAA copies of any written materials received by MLP GP, MLP or any of their Subsidiaries or Representatives in connection with any of the foregoing.

(c)                                  MLP GP and MLP shall keep PAA reasonably informed of any material developments regarding or changes in any Acquisition Proposal on a reasonably current basis (and in all events within 36 hours of such material development).  MLP GP and MLP agree that they and their Subsidiaries will not enter into any confidentiality agreement with any Person that prohibits MLP GP or MLP or any of their Subsidiaries from providing any information to PAA in accordance with Section 6.5 or this Section 6.6.

(d)                                 The MLP Parties acknowledge that the agreements contained in this Section 6.6 are an integral part of the Merger Transactions, and that, without these agreements, the Buyer Parties would not have entered into this Agreement.

Section 6.7                                    Takeover Laws.  Neither MLP nor PAA shall take any action that would cause the Merger Transactions to be subject to requirements imposed by any Takeover Laws, and each of them shall take all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the Merger Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the Merger Transactions.

Section 6.8                                    No Rights Triggered.  MLP shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the Merger Transactions and any other action or combination of actions do not and will not result in the grant of any Rights to any person under the MLP Partnership Agreement or under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.9                                    New Common Units Listed.  PAA shall use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New Common Units.

Section 6.10                             Third-Party Approvals.

(a)                                 Subject to the terms and conditions of this Agreement, PAA and MLP and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Merger Transactions, to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable.  Each of PAA and MLP shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the Merger Transactions.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly.  Each party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger Transactions, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the Merger Transactions.

(b)                                 Each of PAA and MLP agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with any required filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the Merger Transactions.

Section 6.11                             Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the MLP Partnership Agreement, the MLP GP LLC Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of MLP’s Subsidiaries, from and after the Effective Time, PAA, MLP GP and the Surviving Entity, jointly and severally, shall:  (i) indemnify and hold harmless each person who is at the date hereof or during any period from the date hereof through the Effective Time serving as a director or officer of MLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security.  The indemnification and advancement obligations of PAA, MLP GP and the Surviving Entity pursuant to this Section 6.11(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other Merger Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of MLP GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 6.11:  (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any party hereto, any Governmental Authority or any other Person, or that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of MLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” shall include, but not be limited to, (1) to the fullest extent permitted by any provision of the DRULPA or the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA or the DLLCA, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the

DRULPA or the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves.  Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.  Neither PAA, MLP GP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)                                 Without limiting the foregoing, the Buyer Parties and the MLP Parties agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the MLP Partnership Agreement or the MLP GP LLC Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of MLP’s Subsidiaries) and indemnification agreements of MLP or MLP GP or any of their respective Subsidiaries shall be assumed by the Surviving Entity, MLP GP and PAA in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)                                  For a period of six years from the Effective Time, PAA shall maintain in effect the current directors’ and officers’ liability and fiduciary insurance policies with aggregate coverage limits no less that the policies in existence on the date hereof and covering the Indemnified Parties (but PAA may substitute therefor other policies, including an insurance tail policy, of at least the same coverage limits and that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but PAA shall not be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and shall purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.11(c) would cost in excess of that amount.

(d)                                 If PAA, MLP GP or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of PAA, MLP GP or the Surviving Entity assume, including by operation of law, the obligations set forth in this Section 6.11.

(e)                                  This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on PAA, MLP GP and the Surviving Entity and their respective successors and assigns.

Section 6.12                             Notification of Certain Matters.  Each of MLP and PAA shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its financial condition or business that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to it or (ii) any litigation or governmental complaints, investigations or hearings, to the extent such litigation, complaints, investigations, or hearings relate to this Agreement or the Merger Transactions or result in a Material Adverse Effect with respect to it.

Section 6.13                             Rule 16b-3.  Prior to the Effective Time, MLP shall take such steps as may be reasonably requested by any party hereto to cause dispositions of MLP equity securities (including MLP Phantom Units) pursuant to the Merger Transactions by each individual who is a director or officer of MLP GP to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.14                             MLP GP Conflicts Committee.  Prior to the Effective Time, neither any Buyer Party nor any of their Subsidiaries shall, without the consent of the MLP GP Conflicts Committee, eliminate the MLP GP Conflicts Committee, revoke or diminish the authority of the MLP GP Conflicts Committee or remove or cause the removal of any director of MLP GP that is a member of the MLP GP Conflicts Committee either as a director or as a member of such committee.  For the avoidance of doubt, this Section 6.14 shall not apply to the filling in accordance with the provisions of the MLP GP LLC Agreement of any vacancies caused by the death, incapacity or resignation of such director.

Section 6.15                             Distributions.  Each of MLP and PAA shall consult with the Other Party regarding the declaration and payment of distributions in respect of the MLP Common Units and the PAA Common Units and the record and payment dates relating thereto, so that no MLP Unitholder shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable MLP Common Units or any PAA Common Units any such MLP Unitholder receives in exchange therefor pursuant to the Merger.

Section 6.16                             Conversion of Equity Awards.

(a)                                 Adoption of MLP LTIP.  Subject to Section 6.16(c), prior to the Effective Time, the PAA Board or its Compensation Committee shall cause Plains GP to adopt the MLP LTIP as of the Effective Time, authorize the conversion of MLP Phantom Units into PAA Phantom Units in accordance with Section 3.1(g)(i)(i) at the Effective Time, and shall take such other actions as may be necessary to authorize the events contemplated in Section 3.1(g); such actions shall include the following:  (i) effective as of the Effective Time, the MLP LTIP shall be continued by Plains GP on behalf of PAA and all MLP obligations thereunder assumed by PAA (including obligations with respect to MLP Phantom Units in accordance with Section 3.1(g)(i)(i)) and such plan shall continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the MLP LTIP, notwithstanding the Merger, applicable laws and regulations and the applicable rules of any unit exchange; (ii) from and after the Effective Time all references to MLP Common Units in the MLP LTIP shall be substituted with references to PAA Common Units; (iii) the number of PAA Common Units that will be available for grant and delivery under the MLP LTIP from and after the Effective Time shall equal the number of MLP Common Units that were available for grant and delivery under the MLP LTIP immediately prior to the Effective Time, as adjusted to give effect to the Exchange Ratio (which number will include the number of PAA Common Units subject to the PAA Phantom Units that will be issued upon conversion of MLP Phantom Units in accordance with Section 3.1(g)); (iv) from and after the Effective Time, awards under the MLP LTIP may be granted only to those individuals who were eligible to receive awards under the MLP LTIP immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the MLP LTIP as in effect immediately prior to the Effective Time); and (v) no participant in the MLP LTIP shall have any right to acquire MLP Common Units under the MLP LTIP from and after the Effective Time.  PAA shall reserve for issuance a number of PAA Common Units equal to the number of PAA Common Units that will be available for grant and delivery under the MLP LTIP from and after the Effective Time, including PAA Common Units that will be subject to PAA Phantom Units as a result of the actions contemplated by Section 3.1(g)(i)(i).  As soon as practicable following the Effective Time, PAA shall file a Form S-8 registration statement with respect to the PAA Common Units available for grant and delivery under the MLP LTIP from and after the Effective Time and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such units are available for grant and delivery under the MLP LTIP.  Prior to the Effective Time, PAA shall take such steps as may be reasonably requested by any party hereto to cause the acquisition of PAA Phantom Units and PAA Common Units pursuant to the Merger Transactions by each individual who is an officer or director of PAA to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

(b)                                 MLP Actions.  As soon as practicable following the Effective Time, MLP shall file a post-effective amendment to the Form S-8 registration statement filed by MLP on June 11, 2010, deregistering all Common Units thereunder.  Prior to the Effective Time, the MLP GP Board shall take such action and adopt such resolutions as are required to effectuate the treatment of the MLP Phantom Units pursuant to the terms of Section 3.1(g) of this Agreement.

(c)                                  Election Not to Adopt MLP LTIP.  Notwithstanding anything to the contrary in Section 6.16(a), the PAA Board or its Compensation Committee may, at its option, prior to the Effective Time, authorize the conversion of MLP Phantom Units into PAA Phantom Units under the PAA LTIP in accordance with Section 3.1(g)(i)(i) to be effective at the Effective Time, and may, in such event, elect either to adopt or not to adopt the MLP LTIP.  In the event that the PAA Board or its Compensation Committee elects not to adopt the MLP LTIP pursuant to this Section 6.16(c), the provisions of Section 6.16(a) shall continue to apply in full force and effect pursuant to their terms other than those provisions of Section 6.16(a) that relate to the adoption of the MLP LTIP.

Section 6.17                             Voting.  PAA covenants and agrees that, until the Effective Time or the earlier termination of this Agreement, at the MLP Meeting or any other meeting of the unitholders of the MLP, however called, PAA will vote, or cause to be voted, all MLP Common

Units, and MLP Subordinated Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the adoption and approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger Transactions and the approval of any actions required in furtherance thereof.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, in the case of Sections 7.2, 7.3, 7.6, 7.7 or 7.9 waiver by both MLP and PAA; or, in the case of Sections 7.4 or 7.8(a), waiver by MLP; or, in the case of Sections 7.5 or 7.8(b), waiver by PAA) of each of the following:

Section 7.1                                    Unitholder Approval.  This Agreement and the Merger Transactions shall have been approved by the affirmative vote of holders, as of the record date for the MLP Meeting, of a majority of the outstanding MLP Common Units, voting as a class, and of a majority of the outstanding MLP Subordinated Units, voting as a class (collectively, the “MLP Unitholder Approval”).

Section 7.2                                    Governmental Approvals.  All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a Material Adverse Effect with respect to PAA or MLP; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.10.

Section 7.3                                    No Injunction.  No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the Merger Transactions, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other Merger Transactions shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other Merger Transaction or to impose any material restrictions or requirements thereon or on PAA or MLP with respect thereto; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.4                                    Representations, Warranties and Covenants of the Buyer Parties.  In the case of MLP’s obligation to consummate the Merger:

(a)                                 Each of the representations and warranties contained herein of the Buyer Parties set forth in Section 5.2 of this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing

Date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date); provided, however, that no representations and warranties shall be deemed to be untrue or incorrect to the extent that any member of the MLP GP Conflicts Committee or its Representative’s had actual knowledge of such inaccuracy at the date hereof; provided, further, however, that the immediately preceding proviso shall not be effective if PAA had Knowledge of any such inaccuracy at the date hereof.

(b)                                 Each and all of the agreements and covenants of the Buyer Parties to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                                  MLP shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of PAA, dated as of the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5                                    Representations, Warranties and Covenants of the MLP Parties.  In the case of PAA’s obligation to consummate the Merger:

(a)                                 Each of the representations and warranties contained herein of MLP and MLP GP set forth in Section 5.1 of this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date); provided, however, that no representations and warranties shall be deemed to be untrue or incorrect to the extent that any Buyer Party had Knowledge of such inaccuracy at the date hereof; provided, further, however, that the immediately preceding proviso shall not be effective if any member of the MLP GP Conflicts Committee had actual knowledge of any such inaccuracy at the date hereof.

(b)                                 Each and all of the agreements and covenants of MLP and MLP GP to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                                  PAA shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of MLP GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6                                    Effective Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7                                    NYSE Listing.  The New Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.8                                    No Material Adverse Effect.

(a)                                 In the case of MLP’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to PAA between the date of this Agreement and the Closing Date.

(b)                                 In the case of PAA’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to MLP between the date of this Agreement and the Closing Date.

Section 7.9                                    Tax Opinion.  PAA shall have received an opinion from Vinson & Elkins L.L.P. (and have provided a copy of such opinion to the MLP GP Conflicts Committee) (a) to the effect that (i) no gain or loss should be recognized by the holders of MLP Common Units as a result of the Merger, other than gain resulting from either (A) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, or (B) any cash paid in lieu of fractional PAA Common Units, and (ii) no gain or loss should be recognized by the holders of PAA Common Units as a result of the Merger, other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code and (b) that shall provide specifically that the MLP GP Conflicts Committee may rely on such opinion.  Such opinion shall be based on customary representations from PAA, the MLP and MLP GP regarding certain factual matters.

ARTICLE VIII
TERMINATION

Section 8.1                                    Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after MLP Unitholder Approval:

(a)                                 By the mutual consent of PAA and MLP in a written instrument.

(b)                                 By either PAA or MLP, upon written notice to the other party, if:

(i)                                     the Merger has not been consummated on or before April 30, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such Termination Date;

(ii)                                  any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable, provided that the terminating party is not then in material breach of Section 6.1;

(iii)                               there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the Merger under Section 7.4 (in the case of a breach of representation or warranty by a Buyer Party) or Section 7.5 (in the case of a breach of representation or warranty by an MLP Party);

(iv)                              there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the Merger under Section 7.4 (in the case of a breach of covenants or agreements by a Buyer Party) or Section 7.5 (in the case of a breach of covenants or agreements by an MLP Party); or

(v)                                 MLP does not obtain the MLP Unitholder Approval at the MLP Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(v) shall not be available to the terminating party where the failure to obtain the MLP Unitholder Approval shall have been caused by the action or failure to act of the terminating party and such action or failure to act constitutes a material breach by the terminating party of this Agreement.

(c)                                  By either PAA or MLP, upon written notice to the other party, in the event that an MLP Change in Recommendation in accordance with Section 6.2(b) has occurred.

Section 8.2                                    Costs and Expenses.

(a)                                 Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger Transactions shall be paid by the party incurring such costs or expenses, except as provided in this Section 8.2.

(b)                                 If this Agreement is terminated by PAA pursuant to Section 8.1(b)(iii) or Section 8.1(b)(iv), or by PAA or MLP pursuant to Section 8.1(c) then MLP shall pay to PAA the Expenses of PAA, subject to such Expenses not exceeding $5,000,000.

(c)                                  If this Agreement is terminated by MLP pursuant to Section 8.1(b)(iii) or Section 8.1(b)(iv), then PAA shall pay to MLP the Expenses of MLP, subject to such Expenses not exceeding $5,000,000.

(d)                                 Any payment of the Expenses shall be made by wire transfer of immediately available funds to an account designated by PAA or an account designated by MLP, as applicable, within one Business Day following the event that triggered the obligation to make such payment.  The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Merger Transactions, and that, without these agreements, none of the parties would enter into this Agreement.

(e)                                  As used in this agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Merger Transactions, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the MLP Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the Merger Transactions.  The Expenses relating to the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the MLP Unitholder Approval shall be paid 50% by PAA and 50% by MLP.

Section 8.3                                    Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and, except as provided in this Section 8.3, this Agreement (other than Section 6.5(b), Section 8.2 and Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice.  In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 8.2 of this Agreement and except with respect to the requirement to comply with the Transaction Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to fraud or the willful and material breach of a covenant or agreement contained herein.  In the case of fraud or willful and material breach of a covenant or agreement contained herein, then the parties hereto shall be entitled to all remedies available at law or in equity.  For purposes of this Agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party had Knowledge would or would reasonably be expected to breach its obligations under this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                    Waiver; Amendment; Approvals and Consents.

(a)                                 Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement, except Section 7.1, may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, whether before or after the MLP Unitholder Approval, by an agreement in writing between the parties hereto; provided, however, that, after the MLP Unitholder Approval, no amendment shall be made without MLP Unitholder Approval; and provided, further, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (i) and (ii) are approved by the MLP GP Conflicts Committee.

(b)                                 Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of MLP or MLP GP is required pursuant to or otherwise in connection with this Agreement, such determination, decision, approval or consent must be authorized by the MLP GP Conflicts Committee, and shall not require any approval of the MLP Unitholders or the MLP GP Board.

Section 9.2                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one Agreement.  Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 9.3                                    Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 9.4                                    Confidentiality.  Each of the parties hereto shall, and shall use its commercially reasonable efforts to cause its Representatives to, maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.5                                    Notices.  All notices, requests, demands and other communications required or permitted to be given or made hereunder to a party shall be in writing and shall be deemed to have been duly given if personally delivered, faxed (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to a Buyer Party to:

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Richard K. McGee
Fax: 713-646-4313

With copies to (which shall not constitute notice):

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Attention:  Alan Beck / Jeffery Floyd
Fax: 713-615-5660

If to MLP, MLP GP or MLP GP Conflicts Committee, to:

PAA Natural Gas Storage, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Arthur L. Smith, Chairman of the Conflicts Committee
Fax: 713-961-3027

With copies to (which shall not constitute notice):

Richards, Layton & Finger
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: Srinivas M. Raju
Fax: 302-498-7748

Notices shall be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date three Business Days after dispatch by certified or registered mail.

Section 9.6                                    Entire Understanding; No Third-Party Beneficiaries.  This Agreement (including the documents referred to or listed herein) and the Transaction Confidentiality Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and the Merger Transactions and supersedes any and all other oral or written agreements heretofore made.  Effective upon the Effective Time, the MLP Unaffiliated Unitholders of MLP are intended third party beneficiaries of the provisions of Article III of this Agreement.  Except as set forth in the preceding sentence and except as contemplated by Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.7                                    Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.8                                    Jurisdiction.  The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger Transactions shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by any such court.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.5 shall be deemed effective service of process on such party for matters between the parties hereto.

Section 9.9                                    Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER TRANSACTIONS.

Section 9.10                             No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.11                             Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12                             Survival.  All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Article III, Section 6.11 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, and Article IX and the Transaction Confidentiality Agreement shall survive such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its general partner
By:	PLAINS AAP, L.P., its sole member
By:	PLAINS ALL AMERICAN GP LLC, its general partner

By:	/s/ John R. Rutherford
John R. Rutherford
Executive Vice President

PAA ACQUISITION COMPANY LLC

By:	/s/ John R. Rutherford
John R. Rutherford
Executive Vice President

PAA NATURAL GAS STORAGE, L.P.

By:	PNGS GP LLC, its general partner

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel and Secretary

PNGS GP LLC

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel and Secretary

[Signature Page to Merger Agreement]